UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

CANCER GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35817	04-3462475
(Commission File Number)	(IRS Employer Identification No.)

201 Route 17 North, 2nd Floor, Rutherford, NJ 07070

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (201) 528-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CGIX	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2021, Cancer Genetics, Inc. a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement, dated February 10, 2021 (the “Securities Purchase Agreement”), with certain institutional investors (the “Purchasers”), pursuant to which the Company issued and sold to the Purchasers an aggregate of 2,777,778 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”) in a registered direct offering (the “Offering”) at an offering price of $6.30 per Share for gross proceeds of approximately $17.5 million.

The net proceeds to the Company from the Offering are expected to be approximately $15.8 million, after deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital and capital expenditures. The Offering closed on February 16, 2021.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the Offering. Pursuant to an Engagement Agreement (the “Engagement Agreement”) dated September 18, 2020 between the Company and Wainwright, as amended, the Company paid Wainwright a cash fee equal to 7% of the gross proceeds of the Offering and a management fee equal to 1% of the gross proceeds of the Offering, and paid Wainwright a non-accountable expense allowance of $25,000, $50,000 for out-of-pocket expenses for legal fees and other expenses and $12,900 for the clearing expenses. Additionally, the Company issued to Wainwright, or its designees, warrants to purchase up to an aggregate of 166,667 shares of Common Stock, equal to 6.0% of the aggregate number of Shares sold in the Offering (the “Wainwright Warrants”). The Wainwright Warrants are exercisable immediately, expire on February 10, 2026 and have an exercise price of $6.93 per share (equal to 110% of the offering price per Share).

The Securities Purchase Agreement contains customary representations, warranties and covenants by the Company, customary conditions to closing, indemnification obligations of the Company and the Purchasers, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

The Wainwright Warrants, and the shares of Common Stock issuable upon the exercise of the Wainwright Warrants have not been registered under the Securities Act of 1933, as amended, and were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder.

The foregoing description of the material terms of the Securities Purchase Agreement, the Engagement Agreement, and the Wainwright Warrants is not complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, the Engagement Agreement, and the Wainwright Warrants, copies of which are filed as Exhibits 10.1, 10.2, and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K related to the Wainwright Warrants and the shares of Common Stock issuable upon the exercise of the Wainwright Warrants is incorporated herein by reference.

Item 8.01 Other Events.

On February 10, 2021, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

On February 16, 2021, the Company issued press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Wainwright Warrants dated February 16, 2021.
10.1	Form of Securities Purchase Agreement, dated February 10, 2021.
10.2	Form of Engagement Agreement, dated September 18, 2020, as amended.
99.1	Press Release dated February 10, 2021.
99.2	Press Release dated February 16, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

Date: February 16, 2021	By:	/s/ John A. Roberts
	Name:	John A. Roberts
	Title:	President and Chief Executive Officer